Exhibit 10.14

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

LICENSE AGREEMENT
by and between

THE SCRIPPS RESEARCH INSTITUTE,
a California nonprofit
public benefit corporation

and

RECEPTOS, INC.,
a Delaware corporation

*** Confidential material redacted and filed separately with the Commission.

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 18th day of June, 2009 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and RECEPTOS, INC. (formerly Receptor Pharmaceuticals, Inc.), a Delaware corporation (“Company”), each located at the respective address set forth in Section 14.15 below, with respect to the facts set forth below.

RECITALS

A.                               TSRI is engaged in fundamental scientific biomedical and biochemical research including research and technology development relating to the crystallization of membrane proteins.

B.                               Company is engaged in the discovery and development of pharmaceutical products.

C.                               Pursuant to that certain letter agreement dated September 24, 2008 between TSRI and Company (the “Option Agreement”), TSRI granted to Company an exclusive option to acquire an exclusive license under certain TSRI patent rights directed to the inventions referred to as *** (collectively, the “Invention(s)”), as described in Invention Disclosure Nos. ***, respectively (collectively, the “Invention Disclosures”), subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government, and other reserved rights of TSRI, and Company now desires to acquire such license, all subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Company hereby agree as follows:

1.                                                                                      Definitions. Capitalized terms shall have the meaning set forth herein.

1.1                               Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Company. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interests with the power to direct the management and policies of such non-corporate entities.

1.2                               Aggregate Technology Income. The term “Aggregate Technology Income” shall mean:

(a)                                 royalties (if any) actually received by, or reported as due (whichever occurs first), Company or its Affiliate from a Sublicensee or Partner with respect to sales of Partner Products (“Partner Product Royalties”); provided, however, that Partner Product Royalties shall exclude any such royalties received or reported with respect to a Partner Product if: (i) the first human clinical trial of such Partner Product has not been initiated (first patient dosed) prior to the *** anniversary of the Effective Date; and (ii) the first commercial sale of such Partner Product in a Major Market has not occurred prior to the *** anniversary of the Effective Date;

(b)                            research and development funding due Company or its Affiliate from a Sublicensee or Partner (as and when such funding becomes due) in consideration for Company’s or its Affiliate’s use of the Licensed Technology or Know-How on behalf of the Sublicensee or Partner, less fully-burdened cost of performing such research and development (calculated using the FTE Rate, pro-rated on the basis of a 1,800-hour FTE-year) (“R&D Funding”); and

(c)                             consideration due Company or its Affiliate from a Sublicensee or Partner (as and when such consideration becomes due), including up-front or license fees, milestone payments, premiums above the fair market value on sales of debt or equity securities of Company or its Affiliate, annual maintenance fees, and any other payments, that, in each case, is in respect of (i) the grant to a third party of (A) a Sublicense, or (B) a license or other rights with respect to the generation, use, sale or transfer of Qualified Structures (including, without limitation, any license or other right to make, have made, use, have used, sell, have sold, offer for sale and/or import any Qualified Structure) or the development or commercialization of Partner Products, or (ii) Company’s or its Affiliate’s use of the Licensed Technology or Know-How on behalf of the Sublicensee or Partner, including, without limitation, the use of any Licensed Technology or Know-How to perform structure-based drug discovery on behalf of the Sublicensee or Partner (“License Revenue”).

For the avoidance of doubt, any amount received by, reported to, or due Company or its Affiliate that falls within the scope of more than one of Partner Product Royalties, R&D Funding and License Revenue (each as defined above) shall be counted only one time in calculating Aggregate Technology Income. Notwithstanding any provision of paragraphs (a), (b) and (c) of this Section 1.2 to the contrary, Aggregate Technology Income shall in any event exclude: (1) Net Sales of Company Products by Company and its Affiliates; (2) all royalties received by or reported to Company or its Affiliate from a Sublicensee or Partner with respect to sales of Partner Products that do not constitute Partner Product Royalties; (3) payments for debt or equity securities of Company or its Affiliate (other than premiums above the fair market value of such securities as of the date of such payments); and (4) payments and reimbursements to Company or its Affiliate by a Sublicensee or Partner for direct out-of-pocket costs paid by Company or its Affiliate to third parties for equipment, specialized materials or services necessary for Company or its Affiliate to practice the Licensed Technology or Know-How on behalf of the Sublicensee or Partner, including, without limitation, amounts paid for use of a synchrotron facility in connection therewith.

For purposes of the foregoing, a particular item of R&D Funding or License Revenue shall not be considered to have become “due” if and for so long as: (A) Company or its Affiliate has no knowledge of the occurrence of an event giving rise to the obligation of a Sublicensee or Partner to pay such item of R&D Funding or License Revenue; or (B) there exists a good faith dispute between Company or its Affiliate and a Sublicensee or Partner as to whether an event giving rise to the obligation of such Sublicensee or Partner to pay such item of R&D Funding or License Revenue has occurred.

Any non-cash item of Aggregate Technology Income received by, reported to, or due Company or its Affiliate from a Sublicensee or Partner shall be valued at its fair market value as of the date of receipt, as determined in good faith by the Company.

1.3                               ATI Payments. The term “ATI Payments” shall have the meaning provided in Section 4.2.

1.4                               Challenge. Company, its Affiliate or a Sublicensee, as applicable, will be deemed to have made a “Challenge” of the Licensed Patent Rights if Company or such Affiliate or Sublicensee: (a) institutes, or causes its counsel to institute on Company’s or such Affiliate’s or Sublicensee’s behalf, any interference, opposition, re-examination or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes any legal proceeding, or causes its counsel to make any filing or institute any legal proceeding on Company’s or such Affiliate’s or Sublicensee’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right.

1.5                               Collaborative Partner. The term “Collaborative Partner” shall mean any third party with whom Company, or its Affiliate who is a Sublicensee, enters into a written agreement under which Company or such Affiliate uses the Licensed Technology or Know-How for or on behalf of such third party; but excluding Sublicensees.

1.6                               Commercially Reasonable Efforts. The term “Commercially Reasonable Efforts” shall mean, with respect to Company’s efforts to exploit the Licensed Technology, such reasonable and good faith efforts (i) to use the Licensed Technology and Know-How on behalf of Sublicensees or Partners, (ii) to identify, discover or optimize Identified Compounds on behalf of itself, its Affiliates, Sublicensees or Partners, (iii) to enter into agreements granting Sublicenses to third parties, and/or (iv) to enter into agreements with Sublicensees or Partners regarding the generation or use of Qualified Structures or the development or commercialization of Partner Products; as, in each case, are consistent with the efforts biopharmaceutical companies (defined below) typically devote to exploitation of technology similar to the Licensed Technology and Know-How, taking into account industry standard relevant factors. For purposes of this definition, “biopharmaceutical companies” means companies in the biopharmaceutical industry of a size and stage of development similar to that of Company. Commercially Reasonable Efforts shall be determined on a market-by-market basis, and it is anticipated that the level of effort shall be different for different markets, and shall change over time, reflecting changes in the status of the Licensed Technology and Know-How and the market(s) involved.

1.7                               Company Product. The term “Company Product” shall mean any product that: (a) contains an Identified Compound; and (b) Company or its Affiliate has the right to sell, but only to the extent and for so long as Company or its Affiliate continues to have the right to sell such product. For purposes of clarification, if Company or its Affiliate has the right to sell a product that is within the scope of the foregoing definition only in particular market(s) and/or for particular indication(s), and a Sublicensee, Partner or other third party has the exclusive right to sell such product outside such market(s) and/or indication(s), such product shall be considered a Company Product only in the market(s) and/or indication(s) in which Company or its Affiliate has the right to sell such product.

*** Confidential material redacted and filed separately with the Commission.

1.8                               Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Company that such party (the “disclosing party”) discloses to the other party (the “receiving party”) at any time and from time to time during the term of this Agreement. In addition, Confidential Information of a party shall include any and all proprietary or confidential information of such party that it disclosed to the other party prior to the Effective Date pursuant to the Option Agreement. This Agreement, including its terms and conditions, shall be considered Confidential Information of both parties. Information shall not be considered confidential to the extent that the receiving party can establish by competent proof that it:

(a)                            Is publicly disclosed through no fault of the receiving party, either before or after it becomes known to the receiving party; or

(b)                            Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from the disclosing party (or such party’s employees); or

(c)                             Is subsequently disclosed to the receiving party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by a receiving party; or

(d)                            Has been published by a third party as a matter of right.

1.9                               Field. The term “Field” shall mean all uses.

1.10                        FTE Rate. The term “FTE Rate” shall mean *** per full-time equivalent employee (or consultant, as applicable) per year, which amount represents the fully-burdened rate and shall be subject to adjustment on an annual basis as of January 1 of each year, beginning in 2010, by a factor which reflects any change in the Consumer Price Index for All Urban Consumers (CPI-U) — All Items (U.S. city average), as reported by the U.S. Bureau of Labor Statistics, for January 1 of such year when compared to the comparable statistic for January 1 of the preceding year.

1.11                        Identified Compound. The term “Identified Compound” shall mean:

(a)                                 any compound that is first identified or discovered, by Company or any of its Affiliates (whether for Company’s or such Affiliate’s account or on behalf of a Sublicensee or Partner) or by any Sublicensee, through structure-based drug discovery using a Qualified Structure;

(b)                            any compound that is first identified or discovered, by Company or any of its Affiliates (whether for Company’s or such Affiliate’s account or on behalf of a Sublicensee or Partner) or by any Sublicensee, through in silico screening using a Qualified Structure;

(c)                             any compound that (i) is identified or derived, in whole or in part, from the use, by Company or any of its Affiliates (whether for Company’s or such Affiliate’s account or on behalf of a Sublicensee or Partner) or by any Sublicensee, of a Qualified Structure of a particular G protein-coupled receptor (“GPCR”) to discover, modify, enhance, reduce or otherwise optimize the chemical or pharmaceutical properties or elements of a starting compound having activity against such GPCR or another GPCR of the same subtype (e.g., in the case of aa-1 adrenergic receptors, a-1A, a-1B and a-1C are of the same subtype, whereas a-1 and a-2 are not), including without limitation any such starting compound initially identified through screening methods, but further developed, improved or optimized through the use of such Qualified Structure, and (ii) has the same Minimum Pharmacophore (defined below) as such starting compound; and/or

(d)                            any analog of any compound described in paragraph (a), (b) or (c) above that (i) is generated during optimization of such compound, whether or not such optimization itself involves the use of a Qualified Structure, and (ii) has the same Minimum Pharmacophore as such compound;

provided that any such compound described in paragraph (a), (b), (c) or (d) above was discovered, identified or optimized to target and bind to the same GPCR from which the applicable Qualified Structure was obtained or another GPCR of the same subtype.

For purposes of paragraphs (c) and (d) above, the term “Minimum Pharmacophore” shall mean the minimum chemical structure (i.e., pharmacophore) that is responsible for the ability of a compound described in paragraph (a) or (b) above, or the ability of a starting compound described in clause (i) of paragraph (c) or clause (i) of paragraph (d) above, to target and bind to the same GPCR from which the applicable Qualified Structure was obtained or another GPCR of the same subtype.

1.12                        Invention; Invention Disclosure. The terms “Invention” and “Invention Disclosure” have the respective meanings ascribed to them in the Recitals to this Agreement.

1.13                        Know-How. The term “Know-How” shall mean the unpatented information and data within the categories described in Exhibit E within the possession of the laboratory of Ray Stevens, for so long after the Effective Date as any such information and data remains proprietary to TSRI or its successors in interest therein; provided, however, that:

(a)                                 if any information or data within the categories described in Exhibit E ceases to be proprietary to TSRI after the Effective Date as a result of Company’s or its Affiliate’s breach of its obligations under Section 11 hereof, or as a result of the breach by a Sublicensee, Partner or other third party to whom Company or its Affiliate has disclosed such information or data as permitted hereunder of its confidentiality obligations under its agreement with the Company or its Affiliate, such information or data shall continue to be considered “Know-How” for purposes of this Agreement;

(b)                            no combination of elements of the information and data within the categories described in Exhibit E shall cease to be considered “Know-How” for purposes of this Agreement merely because the individual elements of such combination have ceased to be proprietary to TSRI, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), has ceased to be proprietary to TSRI;

(c)                             no information or data within the categories described in Exhibit E shall cease to be considered “Know-How” for purposes of this Agreement merely because it is embraced by more general information or data that is not proprietary to TSRI or is in the public domain; and/or

(d)                            no element of information and data within a particular category described in Exhibit E shall cease to be considered “Know-How” for purposes of this Agreement merely because other element(s) of information and data within the same category have ceased to be proprietary to TSRI.

1.14                        Licensed Patent Rights. The term “Licensed Patent Rights” shall mean rights arising out of or resulting from:

(a)                            the U.S. Provisional Patent Applications and U.S./PCT Patent Applications set forth on Exhibit A;

(b)                            the foreign patent applications associated with (by priority claim or otherwise) the application(s) referenced in sub-clause (a) above;

(c)                             the patents issued from the application(s) referenced in sub-clauses (a) and (b) above;

(d)                            divisionals, continuations, reissues, reexaminations, renewals, and extensions of any patent or application set forth in sub-clauses (a)-(c) above; and

(e)                             all claims of continuations-in-part of any application set forth in sub-clauses (a)-(d) above that are (i) specifically directed to subject matter disclosed in the specification(s) of the application(s) referenced in sub-clause (a) above, and (ii) entitled to the benefit of the priority date of the application(s) referenced in sub-clause (a) above.

1.15                        Licensed Technology. The term “Licensed Technology” shall mean any product, method or process, the manufacture, use, importation, sale, offer for sale, supply or performance of which would, in the absence of a license under the Licensed Patent Rights, infringe at least one Valid Claim of the Licensed Patent Rights.

1.16                        Major Market. The term “Major Market” shall mean any one of the following: the United States of America, France, Italy, Spain, Germany, the United Kingdom, the European Union as a whole, or Japan.

*** Confidential material redacted and filed separately with the Commission.

1.17                        Net Sales. The term “Net Sales” shall mean the gross amounts invoiced by Company and/or its Affiliates (but not by Sublicensees or Partners) on all sales of Company Products, less the following items, as applicable to such Company Products:

(a)                            discounts, rebates and retroactive price reductions actually allowed or granted;

(b)                            credits or allowances actually granted upon claims regarding non-conforming product, rejections or returns of such sales of Company Products, including recalls;

(c)                             transportation charges, including handling charges and insurance premium relating thereto;

(d)                            government-mandated and other rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs);

(e)                             charge backs, including those granted to managed care entities;

(f)                              sales, use, excise, value added or other direct taxes imposed on the sale of Company Products (but excluding what are commonly known as income or gross receipt taxes), and customs duties, tariffs and other similar governmental charges imposed on the import or export of Company Products for sale;

provided, however, in each of the cases identified in sub-clauses (a) — (f) above, that (1) such deducted amounts are either (i) included as line items in the invoice, or (ii) otherwise documented as being specifically attributable to actual sales of Company Products in accordance with U.S. Generally Accepted Accounting Standards (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the selling party, and such amounts are included in the quarterly statements that Company sends to TSRI pursuant to Section 6.3; and (2) if the selling party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received; and

(g)                             a reasonable allowance for bad debts directly relating to sales of Company Products and which have been written off as bad debts by the selling party, taken in accordance with GAAP or IFRS, as applicable, consistently applied throughout the organization of the selling party, provided that such allowance shall not exceed *** of gross invoiced amounts for the applicable reporting period. Company agrees to use, and to cause its Affiliates to use, Commercially Reasonable Efforts to collect and enforce such bad debts from the debtors.

Net Sales shall include all consideration charged by Company and/or its Affiliates in exchange for any Company Products, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Company Products, an amount in cash equal to the fair market value of such property. Sales of Company Products by Company to any Affiliate for resale, or by any Affiliate of Company to Company for resale, shall be excluded, and only the subsequent sale of such Company Products by the reselling entity to unrelated parties shall be deemed Net Sales hereunder.

For purposes of clarity, neither the use of any Company Product in clinical trials, pre-clinical studies or other research or development activities by or on behalf of Company or any Affiliate, nor disposal or transfer of Company Products in a sampling program or compassionate use program in which, in each case, no monetary or other consideration is paid to or received by Company or any Affiliate, shall give rise to any Net Sales.

1.18                        Partner. The term “Partner” shall mean: (a) any third party with whom Company or its Affiliate enters into a written agreement under which Company or its Affiliate grants such third party any right or license to develop or commercialize any Partner Product, but excluding Sublicensees; or (b) any Collaborative Partner.

1.19                        Partner Product. The term “Partner Product” shall mean any product that contains an Identified Compound, but excluding any Company Product.

1.20                        Qualified Structure. The term “Qualified Structure” shall mean any crystal structure of a particular G protein-coupled receptor, which crystal structure (i) was obtained by Company or its Affiliate (whether for Company’s or such Affiliate’s account or on behalf of a Sublicensee or Partner), or by a Sublicensee, in each case, through the use of the Licensed Technology and/or Know-How, and (ii) has a resolution as good or better than ***.

*** Confidential material redacted and filed separately with the Commission.

1.21                        S1P Agreement. The term “S1P Agreement” shall mean that certain License Agreement between TSRI and Company dated April 21, 2009.

1.22                        ***

1.23                        Sublicense. The term “Sublicense” shall mean (a) a sublicense under the license granted to Company pursuant to Section 2.1, or (b) other authorization to use the Licensed Technology and/or the Know-How as permitted by Section 2.1.

1.24                        Sublicensee. The term “Sublicensee” shall mean: (a) any third party or Company Affiliate to whom Company grants a Sublicense as permitted by Section 2.3.1; and/or (b) any third party to whom a sublicensed Affiliate of Company grants a Sublicense, as permitted by Section 2.3.1. Notwithstanding the foregoing, in no event shall a third party service provider that uses, or has the right to use, Licensed Technology and/or Know-How solely to perform contract services on behalf, and for the sole benefit, of Company or its Affiliate be considered a Sublicensee for purposes of this Agreement.

1.25                        Valid Claim. The term “Valid Claim” shall mean a claim of any issued and unexpired patent within the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealed or unappealable. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been pending for a period of more than *** from the earliest priority date of the patent application.

2.                                      Grant of License.

2.1                               Grant of Exclusive License Under Licensed Patent Rights and Non-Exclusive License Under Know-How. TSRI hereby grants and Company accepts, subject to the terms and conditions of this Agreement:

(a)                                 an exclusive worldwide license under the Licensed Patent Rights, (i) to make and have made, to use and have used, to sell and have sold, to offer to sell and to import the Licensed Technology in the Field and otherwise to practice the inventions claimed in the Licensed Patent Rights in the Field, and (ii) to make and have made, to use and have used, to sell and have sold, to offer to sell and to import Qualified Structures for the purpose of identifying, discovering, optimizing and developing Identified Compounds; and

(b)                                 a non-exclusive worldwide license under the Know-How, (i) to make and have made, to use and have used, to sell and have sold, to offer to sell and to import the Licensed Technology in the Field and otherwise to practice the inventions claimed in the Licensed Patent Rights in the Field, (ii) to make and have made, to use and have used, to sell and have sold, to offer to sell and to import Qualified Structures for the purpose of identifying, discovering, optimizing and developing Identified Compounds, and (iii) otherwise to conduct structure-based drug discovery with respect to GPCRs and compounds that target and bind to GPCRs.

2.2                               Covenants. As of the Effective Date and until this Agreement is terminated: (a) TSRI covenants not to grant to any third party: (i) any rights to Licensed Patent Rights; or (ii) any rights to use the Know-How for the purpose of practicing the inventions claimed in the Licensed Patent Rights; except, in each case, as permitted under Sections 2.5 and 2.6 hereof; and (b) Company covenants not to practice or use the Licensed Patent Rights or Know-How outside of the scope of the rights granted in Section 2.1 above.

2.3                               Sublicense and Partner Agreements.

2.3.1                     Sublicensing. Company shall have the right to grant Sublicenses under the license granted to Company pursuant to Section 2.1 to its Affiliates, and Company and its Affiliates who are Sublicensees shall have the right to grant Sublicenses under the license granted to Company pursuant to Section 2.1 to third parties; in each case, without TSRI’s consent and solely within the scope of the rights granted in Section 2.1 above; provided, however, that neither Company nor any of its Affiliates who are Sublicensees shall have the right to authorize or permit any of their respective third party Sublicensees to grant further Sublicenses; and provided, further, that any Sublicense granted by Company or any of such Affiliates under this Section 2.3.1 shall be subject in all respects to the applicable provisions contained in this Agreement (including the provisions regarding governmental interest, reservation of rights, limited warranty, disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination). In addition, any Sublicense granted by Company or any of such Affiliates under this Section 2.3.1 shall contain reasonable and customary provisions regarding development efforts, reporting, audit rights with respect to sales of Partner Products, and indemnity; provided, however, that in the event of a good faith dispute between Company and TSRI as to whether any such provision in a Sublicense agreement is reasonable and customary, TSRI agrees (a) not to exercise its termination rights under Section 12.3(f) for breach of the foregoing provisions of this sentence, and (b) not to issue any notice of infringement to the applicable Sublicensee with respect to such Sublicensee’s practice of the Sublicense, unless and until, in each case, the arbitrators appointed pursuant to Section 14.8 have determined that such provision is not reasonable and customary. In the event of a conflict between this Agreement and the terms of any Sublicense agreement, the terms of this Agreement shall control. Except as expressly permitted by this Section 2.3.1, neither Company nor any of its Affiliates shall grant any Sublicense without TSRI’s prior written consent, provided that TSRI will consider any reasonable request for such consent but will have the right to withhold consent in its discretion.

2.3.2                     Challenge by Sublicensees. Company and its Affiliates who are Sublicensees shall include in any such Sublicense agreements, provisions regarding the applicable Sublicensee’s (i.e., an Affiliate who is a Sublicensee, or a third party Sublicensee of Company or its Affiliate) institution or making of any Challenge (including the consequences thereof) that are at least as protective of, and favorable to, Company as the provisions of this Agreement are protective of, and favorable, to TSRI.

2.3.3                     Required Provisions of Agreements with Collaborative Partners. Each Collaborative Partner agreement entered into by Company, or by any of its Affiliates who are Sublicensees, providing for the use of Licensed Technology or Know-How by Company or its Affiliate on behalf of such Collaborative Partner shall provide that:

(a)                                 regardless of whether or not any Valid Claim of the Licensed Patent Rights covers the Company’s or its Affiliate’s use of Licensed Technology or Know-How on behalf of such Collaborative Partner, either at the time of such use or at any time thereafter, the amounts payable by such Collaborative Partner to Company or its Affiliate thereunder that would constitute any element of Aggregate Technology Income shall remain the same; and

(b)                            such Collaborative Partner shall not be relieved of any payment obligation that would constitute Aggregate Technology Income, and shall not be entitled to any reduction, credit or offset in such payment obligation, as a result of the occurrence of any of the following, whether during or after the term of such agreement: (i) a finding by a court or patent office that any or all claims of the Licensed Patent Rights are unpatentable, invalid or unenforceable; (ii) an admission of invalidity or unenforceability of any or all claims of the Licensed Patent Rights through re-examination or disclaimer, opposition procedure, nullity suit or otherwise; (iii) the failure or refusal of any patent office to issue a patent with respect to any or all claims of patent applications within the Licensed Patent Rights; (iv) expiration or abandonment of any or all claims of the Licensed Patent Rights; or (v) the institution of a Challenge by Company, its Affiliate or a Sublicensee.

2.3.4                     Copies of Sublicensee and Partner Agreements. Company shall forward to TSRI a copy of any and all fully executed Sublicense agreements, and other agreements with Sublicensees and Partners under which Company or its Affiliate is entitled to receive any Aggregate Technology Income, within 30 days of execution, provided that Company may redact from such copies any proprietary scientific or business information that is not necessary for TSRI to ascertain Company’s or the applicable Affiliate’s, Sublicensee’s or Partner’s compliance with any of its or their obligations under this Agreement.

*** Confidential material redacted and filed separately with the Commission.

2.4                               No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

2.5                               Governmental Interest. Company and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Company and TSRI acknowledge and agree that, to the extent the invention(s) claimed by the Licensed Patent Rights arise or result from TSRI’s receipt of research support from the United States Government, their respective rights and obligations pursuant to this Agreement shall be subject to all applicable rights of the United States Government, existing and as amended, including, but not limited to, 37 CFR 401.

2.6                               Reservation of Rights. TSRI reserves the right to use the invention(s) claimed by the Licensed Patent Rights solely for non-commercial research and educational purposes, without TSRI being obligated to pay Company any royalties or other compensation or to account to Company in any way. In addition, TSRI reserves the right to grant non-exclusive licenses to other nonprofit or academic institutions under the Licensed Patent Rights solely for non-commercial research and educational purposes, without the other nonprofit or academic institution being obligated to pay Company any royalties or other compensation or to account to Company in any way. TSRI shall have no obligation to notify or inform Company of such use or licenses.

3.                                      Royalties.

3.1                               Equity Issuance. Capitalized terms used in this Section 3.1 but not previously defined in this Agreement shall have the meanings set forth in Section 3.1.4 below. For the avoidance of doubt, all issuances of Company’s common stock described in this Section 3.1 are in addition to the issuances of Company’s common stock contemplated by the S1P Agreement.

3.1.1                     On the Effective Date, subject to TSRI’s execution of an Issuance Agreement, Company shall issue to TSRI such number of shares of Company’s common stock as is necessary for TSRI’s percentage ownership interest in Company (with respect to shares of Company common stock issued to TSRI pursuant to this Agreement) to equal *** of the Outstanding Company Stock as of the Effective Date; provided, however, that if Company has Raised in excess of $10 million on the Effective Date, then Company shall issue to TSRI that number of shares of Company’s common stock necessary for TSRI’s percentage ownership interest in Company (with respect to shares of Company common stock issued to TSRI pursuant to this Agreement) to equal *** of the Outstanding Company Stock assuming that only $10 million had been Raised (i.e., excluding from the calculation of the Outstanding Company Stock those securities purchased or issued in exchange for that portion of the cumulative amount Raised as of the Effective Date that is in excess of $10 million). Subject to TSRI’s execution of such Issuance Agreement, Company shall deliver to TSRI stock certificate(s) (or copies at TSRI’s request) representing such shares within 15 business days after the Effective Date. Company’s failure to issue and deliver such stock to TSRI shall render this Agreement null and void (ab initio).

3.1.2                     In addition, on the Additional Issuance Date, if any, subject to TSRI’s execution of an Issuance Agreement and subject to Section 3.1.3 below, Company shall issue to TSRI such additional number of shares of Company’s common stock as is necessary to maintain TSRI’s percentage ownership interest in Company (with respect to shares of Company common stock issued to TSRI pursuant to this Agreement) at *** of the Outstanding Company Stock as of the Additional Issuance Date; provided, however, that if Company has Raised in excess of $10 million on the Additional Issuance Date, then Company shall issue to TSRI that number of shares of Company’s common stock necessary to maintain TSRI’s percentage ownership interest in Company (with respect to shares of Company common stock issued to TSRI pursuant to this Agreement) at *** of the Outstanding Company Stock assuming that only $10 million had been Raised (i.e., excluding from the calculation of the Outstanding Company Stock those securities purchased or issued in exchange for that portion of the cumulative amount Raised as of the Additional Issuance Date that is in excess of $10 million). Subject to TSRI’s execution of such Issuance Agreement, Company shall deliver to TSRI stock certificate(s) (or copies at TSRI’s request) representing such shares within 15 business days after the Additional Issuance Date.

3.1.3                     Company’s obligation to issue the stock required by Sections 3.1.1 and 3.1.2 is irrevocable and non-refundable. Section 3.1.2, along with any obligation of the Company to issue additional shares of Company’s common stock to TSRI thereunder, shall terminate and be of no further force or effect at such time as Company has cumulatively Raised $10 million through any and all Equity Financings and Corporate Transactions and issued and delivered to TSRI all shares required pursuant to Sections 3.1.1 and 3.1.2 in connection with such Equity Financings and Corporate Transactions (but in any event immediately before the consummation of a Liquidation Event).

3.1.4                     The following terms have the respective meanings provided below:

(a)                                 Additional Issuance Date. The term “Additional Issuance Date” shall mean the earlier of (i) the date upon which Company has Raised, on a cumulative basis since April 21, 2009, $10 million through one or more Equity Financings and/or Corporate Transactions, and (ii) the day immediately preceding the consummation of a Liquidation Event; provided, however that if Company has Raised an amount equal to or in excess of $10 million on the Effective Date, as referenced in Section 3.1.1 above, then there shall be no Additional Issuance Date.

(b)                                 Apoptos Transaction. The term “Apoptos Transaction” shall mean the merger of Company with Apoptos, Inc., a Delaware corporation, which was consummated on May 11, 2009.

(c)                                  Corporate Transaction. The term “Corporate Transaction” shall mean: (i) any consolidation, merger or reorganization in which the stockholders of Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) as immediately after such consolidation, merger or reorganization; or (ii) any consolidation, merger or reorganization which, in the reasonable judgment of the Company’s Board of Directors, is being performed for capital raising purposes and does not constitute a liquidation event pursuant to the Company’s certificate of incorporation. For the avoidance of doubt, a Corporate Transaction shall be one in which the surviving company continues the business of Company. Without limiting the generality of the foregoing, the Apoptos Transaction shall constitute a “Corporate Transaction” for purposes of this Agreement.

(d)                                 Equity Financing. The term “Equity Financing” shall mean the sale of Company’s equity securities (e.g., preferred stock) to one or more third parties (excluding the issuance of stock options or sale of restricted common stock or other equity securities to Company’s employees and consultants) primarily for fund raising purposes.

(e)                                  Issuance Agreement. The term “Issuance Agreement” shall mean a stock issuance agreement in substantially the form attached hereto as Exhibit B.

(f)                                   Liquidation Event. The term “Liquidation Event” shall mean the first to occur of: (i) any consolidation or merger of Company with or into any other corporation or other entity, or any other corporate reorganization, but excluding any Corporate Transaction; (ii) any transaction or series of related transactions to which Company is a party in which in excess of 50% of Company’s voting power is transferred other than in any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Company or any successor or indebtedness of Company is cancelled or converted or a combination thereof; or (iii) a sale of all or substantially all of the assets of Company, provided that in any of the cases in sub-clauses (i) — (iii) above, the fair market valuation of the other merger party, successor or transferee of Company is greater than the difference between $10 million and the total amount Raised prior to the consummation of such Liquidation Event.

(g)                                  Outstanding Company Stock. The term “Outstanding Company Stock” shall mean the number of shares of Company’s common stock that is deemed to be outstanding as of the Effective Date or the Additional Issuance Date (as applicable), which shall equal the sum of: (i) the number of shares of Company’s common stock issued and outstanding as of such date; (ii) the number of shares of Company’s common stock into which all shares of Company’s preferred stock or other equity security issued and outstanding as of such date could be converted if fully converted on the day immediately preceding such date; and (iii) the number of shares of Company’s common stock that would be issuable upon the exercise and/or conversion of all options, warrants, convertible securities and other rights to subscribe to or purchase any common stock, preferred stock or other equity security of Company (including instruments which are themselves convertible or which contain convertible features into any common stock, preferred stock or other equity security of Company) issued and outstanding as of such date, if fully exercised and/or converted on the day immediately preceding such date.

*** Confidential material redacted and filed separately with the Commission.

(h)                                 Raised. Company shall be deemed to have “Raised” financing upon the occurrence of any of the following from and after April 21, 2009 and prior to a Liquidation Event:

(i)                                     consummation of an Equity Financing, in which event the amount deemed to have been “Raised” in such Equity Financing shall be the gross cash proceeds received by Company in consideration for the securities issued in such Equity Financing; and/or

(ii)                                  consummation of a Corporate Transaction, in which event the amount deemed to have been “Raised” in such Corporate Transaction shall be the total amount of cash and cash equivalents held by the other party to such Corporate Transaction immediately prior to the consummation of such Corporate Transaction and retained and able to be used by Company for its business operations after the consummation of such Corporate Transaction; provided, however, that the parties hereby acknowledge and agree that the amount that was deemed to have been Raised in the Apoptos Transaction is ***, based on Company’s representation and warranty that Apoptos, Inc. had *** in cash and cash equivalents on hand upon the consummation of the Apoptos Transaction that was retained and able to be used by Company for its business operations after the consummation of the Apoptos Transaction.

3.2                               Annual Maintenance Fee. Company agrees to pay and shall pay to TSRI a nonrefundable annual maintenance fee in the amount of U.S. *** within thirty (30) days after each anniversary of the Effective Date, beginning with the 2nd anniversary of the Effective Date, during the term of this Agreement. Such payments shall be credited against running royalties, milestone payments and ATI Payments due for that calendar year and not for any preceding or subsequent calendar year, and Company’s royalty or other reports shall reflect such a credit.

3.3                               Running Royalties for Company Products. Company agrees to pay and shall pay to TSRI a running royalty of *** of annual Net Sales of Company Products, on a Company Product-by-Company Product and country-by-country basis. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, no royalties shall be due with respect to a Company Product if: (a) the first human clinical trial of such Company Product has not been initiated (first patient dosed) prior to the *** anniversary of the Effective Date; and (b) the first commercial sale of such Company Product in a Major Market has not occurred prior to the *** anniversary of the Effective Date.

3.4                               Combination Products. If a Company Product is sold in any country in combination with one or more other active ingredients, which other active ingredient(s) if sold alone would not be subject to a royalty payment hereunder (such combination, a “Combination  Product”), then Net Sales of the Company Product portion of such Combination Product, for purposes of calculating the amounts due under Section 3.3, shall be calculated by multiplying the Net Sales of the Combination Product (as determined in accordance with Section 1.17) in such country by the fraction A/(A+B), where A is the weighted (by sales volume) average gross sale price of the Company Product in such country during the royalty period in question, when sold separately from such other active ingredient(s), and B is the weighted average gross sale price of the other active ingredient(s) in that country during the royalty period in question, when sold separately from the Company Product. If such average sale price cannot be determined for both the Company Product, when sold separately from the other active ingredient(s), and the other active ingredient(s), then the Net Sales of such Company Product for purposes of determining royalty payments shall be negotiated in good faith by the parties based on the relative value contributed by each component and mutually agreed in writing, which agreement shall not be unreasonably withheld or delayed.

3.5                               No Multiple Payments on Company Products. Notwithstanding any provision of this Agreement to the contrary, if any Company Product is covered by the patent rights licensed under the S1P Agreement, then no payments under any provision of this Article 3 or of Article 4 with respect to such Company Product will be due by Company under this Agreement, and only the applicable payment obligations under the S1P Agreement will apply.

3.6                               Arms-Length Transactions. On sales of Company Products which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products, services or processes on or about the time of such transaction.

3.7                               Duration of Royalty Obligations. The royalty obligations of Company as to each Company Product that is royalty-bearing pursuant to Section 3.3 shall begin on the first commercial sale of such Company Product in a Major Market and continue until the 10th anniversary of such first commercial sale.

*** Confidential material redacted and filed separately with the Commission.

3.8                               No Right to Recoup Royalties. In the event Company, its Affiliate or a Sublicensee institutes or makes any Challenge, Company shall have no right to recoup, recover, set off or otherwise get reimbursement of any royalties, equity, ATI Payments, milestone payments, patent costs or other monies paid hereunder to TSRI prior to or during the period of such Challenge. Company hereby voluntarily and irrevocably waives any right to seek return of such royalties, equity, ATI Payments, milestone payments, patent costs or other monies in the event Company or such Affiliate or Sublicensee institutes or makes any Challenge.

4.                                      Milestone and Other Payments.

4.1                               Milestone Payments. Company agrees to pay and shall pay to TSRI the following non-creditable (except as expressly set forth below), non-refundable product development milestones within 60 days of the occurrence of each applicable milestone event as set forth below:

Milestone	Payment*	No. of Times Payable†

First IND filing for each Milestone Product containing a particular Identified Compound in a Major Market	***	*** ***

Initiation of first Phase 2b Trial or Phase 3 Trial (dosing of first patient), whichever occurs first, of each Milestone Product containing a particular Identified Compound in a Major Market	***	*** *** ***

NDA approval for each Milestone Product containing a particular Identified Compound in a Major Market	***	***

Maximum aggregate milestone payments		$950,000

*                                         Each milestone payment shall be payable only one time per Identified Compound.

†                 With respect to each of the first specified number of distinct Identified Compounds to achieve such milestone in a Major Market.

The amount of any milestone payment to TSRI with respect to a Milestone Product that is a Partner Product shall be creditable against any current or future Aggregate Technology Income obligations that are or may become payable to TSRI under Section 4.2 for the same Identified Compound. For purposes of this Section 4.1:

(a)                            the term “IND” shall mean an Investigational New Drug application filed with the U.S. Food and Drug Administration, or the equivalent application filed with any equivalent agency or governmental authority in another Major Market;

(b)                            the term “Milestone Product” shall mean: (i) a Company Product; or (ii) a Partner Product containing an Identified Compound that was identified or discovered by Company or its Affiliate and with respect to which Company or its Affiliate, after such identification or discovery, granted a license or other rights to a Sublicensee or Partner;

(c)                             the term “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the U.S. Food and Drug Administration, or the equivalent application filed with any equivalent agency or governmental authority in another Major Market;

(d)                            the term “Phase 2b Trial” shall mean a Phase 2 Trial constituting a dose exploration, dose response, duration of effect and kinetic/dynamic relationship study of a candidate drug in the target patient population. As used in the preceding sentence, the term “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or its successor regulation); and

(e)                             the term “Phase 3 Trial” shall mean a clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or its successor regulation).

*** Confidential material redacted and filed separately with the Commission.

4.2                               Aggregate Technology Income Payments. All Aggregate Technology Income shall be reported to TSRI by Company in accordance with Section 6.3. Subject to Section 5 hereof, Company shall pay to TSRI a non-creditable, non-refundable percentage of Aggregate Technology Income as set forth below (“ATI Payments”):

(a)                            7.5% of the first $100 million of cumulative Aggregate Technology Income, except that no ATI Payment shall be due to TSRI with respect to the first $2.5 million in cumulative Aggregate Technology Income; and

(b)                            *** of that portion of cumulative Aggregate Technology Income that is in excess of $100 million and up to *** million.

Company shall have no payment obligations to TSRI under this Section 4.2 with respect to cumulative Aggregate Technology Income in excess of *** million.

4.3                           Duration of Payment Obligations.

4.3.1                     Milestone payments under Section 4.1, and ATI Payments under Section 4.2 with respect to Aggregate Technology Income other than Partner Product Royalties, shall be payable until the *** anniversary of the Effective Date.

4.3.2                     ATI Payments under Section 4.2 with respect to Partner Product Royalties shall be payable until the *** anniversary of the first commercial sale of such Partner Product in a Major Market.

4.4                               No Multiple Payments. Notwithstanding any provision of this Agreement to the contrary:

(a)                            if any Milestone Product is a “Licensed Product” as such term is defined in the S1P Agreement, then no milestone payments with respect to such Milestone Product will be due by Company under this Agreement, and only the applicable milestone payment obligations under the S1P Agreement will apply;

(b)                            if any Partner Product is a “Licensed Product” as such term is defined in the S1P Agreement, then no payments with respect to such Partner Product will be due by Company under this Agreement, and only the applicable payment obligations under the S1P Agreement will apply to such Partner Product; and

(c)                             if any item of License Revenue constitutes “Sublicense Revenues” as such term is defined in the S1P Agreement, then no payments with respect to such item of License Revenue will be due by Company under this Agreement, and only the applicable payment obligations under the S1P Agreement will apply to such item of License Revenue.

4.5                               Payment Adjustment. In the event Company, its Affiliate or a Sublicensee directly or indirectly institutes or makes any Challenges, the payment obligations specified in Sections 3 and 4 of this Agreement shall be *** during the pendency of such Challenges from the date the challenging party first institutes or makes such Challenges and during the pendency of such Challenges, and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) claim of the Licensed Patent Rights being challenged is held to be valid and enforceable; provided, however, ***.

5.                                      Timing of Royalties and ATI Payments. Royalties on Net Sales of Company Products by Company and its Affiliates pursuant to Section 3.3, and ATI Payments pursuant to Section 4.2, shall be payable by Company quarterly, within 60 days after the end of each calendar quarter, based upon Net Sales of Company Products by Company and its Affiliates, and Aggregate Technology Income, during such calendar quarter; provided, however, that the first ATI Payment shall not be due until 60 days after the first to occur of: (a) the end of the calendar quarter in which cumulative Aggregate Technology Income reaches $25 million; and (b) the 2nd anniversary of the Effective Date.

6.                                      Development and Commercialization Activities.

6.1                               Commercial Development Plan. Company has provided to TSRI its development plan attached hereto as Exhibit C, under which Company intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use (“Commercial Development Plan”). Pursuant to the Commercial Development Plan, Company or its Affiliate shall achieve the Benchmarks specified in Exhibit D (“Benchmarks”) within the time periods set forth in Exhibit D, subject, in any event, to Section 6.2 below.

6.2                               Company’s Commercialization Activities. Company shall use Commercially Reasonable Efforts: (i) to use the Licensed Technology and Know-How on behalf of Sublicensees or Partners, (ii) to identify, discover or optimize Identified Compounds on behalf of itself, its Affiliates, Sublicensees or Partners, (iii) to enter into Sublicense agreements with third parties, (iv) to enter into agreements with Sublicensees or Partners regarding the generation or use of Qualified Structures or the development or commercialization of Partner Products, or (v) to do any combination of the foregoing; in each case, as promptly as is reasonably and commercially feasible. Company may perform any of the foregoing through one or more of its Affiliates. Company shall keep TSRI generally informed as to Company’s and its Affiliates’ (if applicable) commercial exploitation of the Licensed Technology (including its efforts with respect to the matters described above in this Section 6.2 and in Section 6.1 and with respect to development and commercialization of Company Products and, to the extent known to Company, Partner Products), and Company shall deliver to TSRI an annual written report of such efforts by June 30th of each calendar year and such other reports of such efforts as TSRI may reasonably request. In these annual reports, Company shall describe its progress in performing the Commercial Development Plan and in achieving any applicable Benchmark(s). If reported progress differs materially from that projected in the Commercial Development Plan and Benchmarks, Company shall explain the reasons for such differences. Company shall also report in writing to TSRI the dates when it has achieved the Benchmarks and the date of first commercial sale of a Company Product in the first Major Market within 30 days of such occurrences. The contents of Company’s progress reports to TSRI shall be deemed to be Company’s Confidential Information. Any time after 3 years from the Effective Date (or such later time as agreed in writing by TSRI and Company), in the event (a) TSRI has a reasonable basis to believe, based on Company’s reports to TSRI and other available information, that Company is not using Commercially Reasonable Efforts as required hereunder, or (b) Company has not achieved the Benchmarks within the time provided in Exhibit D (as may be amended or extended as provided below in this Section 6.2), TSRI has the right to terminate this Agreement upon 60 days’ written notice to Company, except to the extent set forth in the last paragraph of Section 12.3. Failure to meet any of the Benchmarks within the time provided in Exhibit D (as may be amended or extended as provided below in this Section 6.2) shall not constitute a breach by Company of this Agreement, but shall entitle TSRI to terminate this Agreement as provided above, subject to the last paragraph of Section 12.3. Any good faith dispute between the parties as to whether Company is meeting its obligations under Section 6.1 or this Section 6.2, and/or whether TSRI is justified in exercising its right to terminate this Agreement pursuant to this Section 6.2, shall be subject to resolution in accordance with Section 14.8, and TSRI’s right to terminate this Agreement shall be stayed in the event that, during such 60-day notice period, Company shall have initiated dispute resolution proceedings in accordance with Section 14.8 with respect to such dispute, which stay shall last so long as Company reasonably and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

TSRI acknowledges that the drug discovery process is inherently uncertain, and that many factors beyond the reasonable control of Company may delay or prevent Company from achieving the Benchmarks, using the Licensed Technology on behalf of Sublicensees or Collaborative Partners, identifying, discovering or optimizing Identified Compounds on behalf of itself or Sublicensees or Partners, and/or entering into Sublicense agreements with third parties. Accordingly, Company may:

6.2.1                     amend the Commercial Development Plan and/or the Benchmarks from time to time in light of any change of circumstance beyond Company’s reasonable control or any new information that Company in good faith believes makes such amendment scientifically or commercially necessary or advisable. Any such amendment will be subject to TSRI’s approval, which shall not be unreasonably withheld or delayed if such proposed amendment is supported by a reasonable showing by Company of its Commercially Reasonable Efforts as required hereunder; and/or

*** Confidential material redacted and filed separately with the Commission.

6.2.2                     extend the deadline for any Benchmark (and thereby all subsequent Benchmarks the achievement of which is dependent on achievement of such Benchmark) by one (1) additional year by paying to TSRI the greater of, as applicable: (a) if there is a milestone payment associated with such Benchmark under Section 4.1, *** of the milestone payment associated with such Benchmark, or (b) if no milestone payment is associated with such Benchmark, a fixed fee of U.S. ***; provided, however, that in either case Company can demonstrate to TSRI the continuing use of Commercially Reasonable Efforts to achieve such Benchmark; and provided further that Company shall only be entitled to a single extension of the Benchmarks under this Section 6.2.2. If Company fails to use Commercially Reasonable Efforts during any such extension or does not achieve the Benchmarks by the extended date, TSRI shall have the right to terminate this Agreement in accordance with the first paragraph of this Section 6.2, except to the extent set forth in the last paragraph of Section 12.3.

6.3                               Reports on Revenues and Payments. Company shall submit to TSRI at the time payment is due after the end of each calendar quarter a written report (the “Payment Report”) setting forth for such quarter:

(a)                                 on a country-by-country and per Company Product basis:

(i)                                     the number of units of Company Products sold by Company and its Affiliates;

(ii)                                  the gross amount due or invoiced for such Company Products by Company and its Affiliates; and

(iii)                               calculations on Combination Products under Section 3.4, and a summary of deductions, itemized by general category, used to determine Net Sales of Company Products pursuant to Section 1.17, and any refunds or reimbursed amounts previously deducted which are deemed Net Sales pursuant to Section 1.17;

(b)                                 the amount of royalty due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and an explanation why they are not due for that quarterly period;

(c)                                  the amount of Aggregate Technology Income, which shall be separated into Partner Product Royalties, R&D Funding and License Revenues, and, within each of such categories, shall be itemized by each Sublicensee and Partner and shall include reasonable detail regarding the relevant components in the calculation of such Partner Product Royalties, R&D Funding and License Revenues and regarding any exclusions from Aggregate Technology Income under Section 1.2. Upon TSRI’s reasonable request, Company shall provide such additional information not included in such report as may be reasonably necessary for TSRI to ascertain the amounts due hereunder; and

(d)                                 the amount of ATI Payments due under Section 4.3, or if no ATI Payments are due to TSRI for any reporting period, the statement that no ATI Payments are due.

Such Payment Report shall be certified as correct by an officer of Company. The contents of such Payment Reports shall be deemed to be Company’s Confidential Information.

6.4                               Payments. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.5                               Foreign Sales. The remittance of royalties payable on sales of Company Products outside the United States, or ATI Payments payable on Aggregate Technology Income received by Company or its Affiliate in currency other than United States Dollars, shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties or ATI Payments are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties or ATI Payments are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties or ATI Payments as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made or the currency in which Aggregate Technology Payment is received, as applicable, to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Company to TSRI.

6.6                               Foreign Taxes. Any tax required to be withheld by Company under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Company for and on behalf of TSRI to the appropriate governmental authority, and Company shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from payments due TSRI.

*** Confidential material redacted and filed separately with the Commission.

7.                                      Record Keeping.

7.1                               Company Records. Company shall keep, and shall require its Affiliates to keep, accurate records (together with reasonable supporting documentation) of sales of Company Products, Aggregate Technology Income, and the time when Aggregate Technology Income is received, reported or due, in each case as appropriate to determine the amount of royalties, milestone payments, ATI Payments, and other monies due to TSRI hereunder, including records regarding the calculations of Net Sales of Combination Products and regarding any exclusions from Aggregate Technology Income under Section 1.2 (collectively, “Company Records”). Company and its Affiliates shall require their respective third party Sublicensees to keep accurate records (together with reasonable supporting documentation) of sales of Partner Products, Aggregate Technology Income, and the time when Aggregate Technology Income is required to be paid or reported to Company or its Affiliate, in each case as appropriate to determine the amount of royalties, milestone payments, ATI Payments, and other monies due to TSRI hereunder, including records regarding the calculations of Net Sales of Combination Products and regarding any exclusions from Aggregate Technology Income under Section 1.2 (collectively, “Sublicensee Records”); provided, however, that Sublicensee Records shall exclude clinical and scientific records (including, without limitation, records regarding research and development activities and results) of Sublicensees, and neither TSRI nor its independent certified public accounting firm shall be entitled to examine or copy any such clinical or scientific records. Company Records and Sublicensee Records shall be retained for at least 4 years following the end of the reporting period to which such records relate. Company Records and Sublicensee Records shall be available during normal business hours, upon reasonable prior written notice to Company (and, if applicable, Sublicensees), for examination and copying by an independent certified public accounting firm selected by TSRI and reasonably acceptable to Company for the purpose of verifying that the Payment Reports and Company’s payments are accurate and that it is in compliance with this Agreement. In conducting such examinations pursuant to this Section 7.1, TSRI’s accountant shall have access to all Company Records and Sublicensee Records which such accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty payments under Section 4, and other financial obligations under this Agreement. Such accountant will execute a reasonable written confidentiality agreement with Company and/or its Affiliate(s) or Sublicensee(s). Such accountant may disclose to TSRI its audit report and any information, including, without limitation, work papers, notes, interim reports and other work product of the accountant (but excluding any direct source documents of Company or any of its Affiliates or Sublicensees), that the accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty payments under Section 4, and other financial obligations under this Agreement, provided that all of such information that such accountant discloses to TSRI shall be concurrently disclosed to Company. The contents of the accountant’s audit report (and any accompanying information permitted hereunder to be provided therewith) shall be deemed to be Company’s Confidential Information. Such accountant will send a copy of the report to Company at the same time it is sent to TSRI. The report sent to both parties will include the methodology and calculations used to determine the results. Such examination shall be at TSRI’s expense, except that if any such examination of Company Records shows an underreporting or underpayment by Company or its Affiliate of the greater of *** or *** for any calendar year, and/or any such examination of Sublicensee Records shows an underreporting or underpayment by such Sublicensee to Company or its Affiliate that resulted, by itself or in combination with other underreporting or underpayment by Company or its Affiliate disclosed by such examination, in an underreporting or underpayment by Company to TSRI of the greater of *** or *** for any calendar year, then Company shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountants fees and other costs), as well as any additional payments that would have been payable to TSRI under this Agreement had Company reported correctly, plus interest on such sum calculated in accordance with Section 14.2. All payments due hereunder shall be made within 30 days of Company’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 7.1 no more frequently than once in any calendar year, and no calendar year shall be subject to audit under this Section 7.1 more than one time.7.2  Partner Records. Company and its Affiliates shall require their respective Partners to keep accurate records (together with reasonable supporting documentation) of sales of Partner Products and other transactions or events giving rise to any obligation on the part of such Partners to pay Aggregate Technology Income to Company or its Affiliates, to the extent such Aggregate Technology Income is required to be taken into account in calculating ATI Payments and/or determining when ATI Payments become payable to TSRI, including, for this purpose, the initial $2.5 million of Aggregate Technology Income (collectively, “Partner Records”); provided, however, that Partner Records shall exclude clinical and scientific records (including, without limitation, records regarding research and development activities and results) of Partners, and neither TSRI nor the independent certified public accounting firm agreed upon by the parties as described in paragraph (a) below shall be entitled to examine or copy any such clinical or scientific records. Each agreement between Company or its Affiliate and each Partner shall include the following provisions:

(a)                            Partner Records shall be retained for at least 4 years following the end of the reporting period to which such records relate. Partner Records shall be available during normal business hours, upon reasonable prior written notice by TSRI to the applicable Partner and to Company, for examination and copying by an independent certified public accounting firm mutually agreed upon by TSRI and Company for the purpose of verifying sales of Partner Products and other transactions or events giving rise to any obligation on the part of such Partner to pay Aggregate Technology Income to Company or its Affiliates, to the extent such Aggregate Technology Income is required to be taken into account in calculating ATI Payments and/or determining when ATI Payments become payable to TSRI, including, for this purpose, the initial $2.5 million of Aggregate Technology Income.

(b)                            In conducting such examinations pursuant to this Section 7.2, the accountant mutually selected by TSRI and Company shall have access to all Partner Records which such accountant reasonably believes to be relevant to the calculation of royalties payable to Company or its Affiliates with respect to sales of Partner Products and the calculation of Aggregate Technology Income.

(c)                             Such accountant will execute a reasonable written confidentiality agreement with TSRI, Company and the Partner being audited. Such accountant may disclose to TSRI (and Company) its audit report and any information, including, without limitation, work papers, notes, interim reports and other work product of the accountant (but excluding any direct source documents of the Partner), that the accountant reasonably believes to be relevant to the calculation of royalties payable to Company or its Affiliates with respect to sales of Partner Products and Aggregate Technology Income.

All such information described in the foregoing paragraph (c) shall be disclosed to TSRI and Company concurrently. The contents of the accountant’s audit report (and any accompanying information permitted hereunder to be provided therewith) shall be deemed to be Company’s Confidential Information. The report sent to both parties will include the methodology and calculations used to determine the results. Such examination shall be at TSRI’s expense, except that if such examination shows an underreporting or underpayment by such Partner to Company or its Affiliate that, by itself or in combination with other underreporting or underpayment by Company or its Affiliate disclosed by such examination, resulted in an underreporting or underpayment by Company to TSRI of the greater of five percent (5%) or $20,000 (or more) for any calendar year, then Company shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountants fees and other costs), as well as any additional payments that would have been payable to TSRI under this Agreement had such Partner’s reports and payments to Company or its Affiliate been correct, plus interest on such sum calculated in accordance with Section 14.2. All payments due hereunder shall be made within 30 days of Company’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 7.2 no more frequently than once in any calendar year, and no calendar year shall be subject to audit under this Section 7.2 more than one time.

7.3                               Independent Audit by Company or Affiliate. If Company or its Affiliate, independently of any exercise by TSRI of its rights under Section 7.1 or Section 7.2, exercises its right to audit Sublicensee Records of any Sublicensee or Partner Records of any Partner, the audit report and any information, including, without limitation, work papers, notes, interim reports and other work product of the accountant (but excluding any direct source documents of such Sublicensee or Partner), from such audit shall be deemed “Company Records” for purposes of Section 7.1.

*** Confidential material redacted and filed separately with the Commission.

8.                                      Patent Matters.

8.1                               Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom; in each case, using TSRI’s Office of Patent Counsel (“OPC”) or outside patent counsel selected by TSRI and approved by Company in writing, which approval shall not be unreasonably withheld, and consistent with the requirements of this Section 8.1. The parties shall mutually agree in advance, on a Licensed Patent Right-by-Licensed Patent Right basis, whether TSRI’s OPC or independent counsel will be principally responsible for filing, prosecution and maintenance of a Licensed Patent Right, it being understood that if the parties agree that external patent counsel will be principally responsible, TSRI shall have the right, at its sole discretion, to utilize TSRI’s OPC in addition to (i.e., in support of and to direct) such independent counsel’s patent filing, prosecution and maintenance activities. The reasonable and documented fees and expenses with regard to the preparation, filing and prosecution of patent applications and maintenance of patents (including without limitation inter partes proceedings) included within Licensed Patent Rights (“Patent Costs”) shall be paid as set forth below. Company shall have full rights of consultation with TSRI and such outside patent counsel on all matters relating to Licensed Patent Rights. TSRI shall consult, and shall instruct its counsel to consult, with Company as to the preparation, filing, prosecution and maintenance of the Licensed Patent Rights (including, without limitation, any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions) reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to Company copies of all relevant documents reasonably in advance of such consultation, consider in good faith Company’s comments and suggestions with regard to such preparation, filing, prosecution and/or maintenance (including without limitation any inter partes proceedings) of the patent applications and/or patents within Licensed Patent Rights, and use its reasonable efforts to implement all reasonable and timely requests made by Company; provided, however, that in the event of a disagreement between TSRI and Company on any such patent prosecution or maintenance matters, TSRI shall have final decision-making authority over all such patent matters. Company shall have the right, but not the obligation, to be present at any court or patent office proceedings relating to Licensed Patent Rights. Provided that Company is not in material breach of its obligations under this Agreement, TSRI shall not abandon any patent or patent application within the Licensed Patent Rights without Company’s prior written consent.

8.2                               Information to Company. TSRI shall keep, and shall instruct outside patent counsel to keep, Company regularly informed with regard to the patent preparation, filing, prosecution and maintenance processes. TSRI shall promptly deliver, and shall instruct outside patent counsel promptly to deliver, to Company copies of all patent applications, amendments, issued patents, related correspondence, and other related documents. In addition, TSRI shall provide, or cause outside patent counsel to provide, to Company on a regular basis (but no less frequently than once per quarter) reasonable advance notice of patent office actions and estimates of anticipated Patent Costs (both of OPC and independent patent counsel) associated with such patent office actions and associated with other substantive phases of the patent prosecution or maintenance processes. TSRI also agrees to notify Company in writing promptly: (a) upon becoming aware of any previously-unanticipated prosecution or maintenance activity TSRI believes is necessary or appropriate and could reasonably be expected to materially increase Patent Costs or (b) if TSRI believes that actual Patent Costs of a particular activity is likely to materially exceed the estimate provided to Company therefor.

8.3                               Patent Costs. Company acknowledges and agrees that the licenses granted hereunder are in partial consideration for Company’s assumption of Patent Costs as described herein. Company shall pay to TSRI all Patent Costs associated with the work performed by OPC with respect to the Licensed Patent Rights under Sections 8.1 and 8.2, and shall either pay to TSRI or pay directly to outside patent counsel all Patent Costs associated with the work performed by such outside patent counsel with respect to the Licensed Patent Rights under Sections 8.1 and 8.2. In addition, Company agrees to reimburse and shall reimburse TSRI *** for Patent Costs incurred by TSRI prior to the Effective Date, of which *** shall be due and payable within 15 days after the Effective Date and *** shall be due and payable on the first anniversary of the Effective Date. Company agrees to pay and shall pay such Patent Costs associated with such work performed by OPC and/or outside patent counsel within 30 days after Company receives an itemized invoice therefor. If Company fails to pay or reimburse Patent Costs with respect to any patent application or patent within Licensed Patent Rights in any country as set forth in this Section 8.3 and does not cure such failure within 30 days after TSRI’s written demand for such payment or reimbursement, then TSRI shall be relieved of its obligation to incur any further Patent Costs with respect to such patent application or patent in the applicable country, and shall have the right, at its sole discretion, to cease prosecution and maintenance of such patent application or patent in the applicable country. Such action by TSRI shall not constitute a breach

*** Confidential material redacted and filed separately with the Commission.

of this Agreement. Company may elect with a minimum of 60 days’ prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights on a country-by-country basis. Company shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election. Any such patent application or patent in such country(ies) so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

8.4                               Ownership. The patent applications filed and the patents obtained pursuant to Section 8.1 hereof claiming inventions made solely by TSRI personnel shall be owned solely by TSRI and deemed a part of Licensed Patent Rights.

8.5                               TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Company’s rights with respect to Licensed Patent Rights are terminated in accordance with the terms of this Agreement, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection.

8.6                               Infringement Actions.

8.6.1       Prosecution of Infringements.

(a)                                 TSRI and Company shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or unenforceability of, Licensed Patent Rights of which it becomes aware. After receiving notice from the other party of a possible infringement of the Licensed Patent Rights by a third party, the parties will consult with each other ***.

(b)                                 If (i) Company believes in good faith that such third party’s products or activities are literally infringing upon the Licensed Patent Rights in a Major Market country, and (ii) lost sales or lost income with respect to the Licensed Technology as a result of such infringing activity exceeds ***, then, except as otherwise mutually agreed by the parties pursuant to Section 8.6.1(a), License shall have the obligation to prosecute such infringement (including defense of actions for declaratory relief of non-infringement) by that third party. If the parties cannot agree on a course of action to be taken against such third party infringer and such third party’s products or activities are occurring in a non-Major Market country, or in the case of any other infringement or potential infringement by a third party of the Licensed Patent Rights that is not covered by the first sentence of this Section 8.6.1(b), then Company shall have the first right, but not the obligation, to prosecute such infringement. In addition, if the parties cannot agree on a course of action to be taken with respect to a challenge by a third party to the validity or enforceability of the Licensed Patent Rights, where such challenge is the only claim by the third party with respect to the Licensed Patent Rights and which occurs outside of the context of any infringement action or non-infringement declaratory relief action, then Company shall have the first right, but not the obligation, to defend against such challenge. Company may enter into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, at its own expense, but only with TSRI’s prior written consent, which will not be unreasonably withheld or delayed. TSRI shall permit any action to be brought in its name and/or join in such action if required by law, and Company shall hold TSRI harmless from any costs, expenses or liability respecting such action. TSRI agrees to provide reasonable assistance of a technical nature which Company may require in any litigation arising in accordance with the provisions of this Section 8.6.1, for which Company shall pay to TSRI a reasonable hourly rate of compensation.

(c)                                  In the event Company fails to bring an infringement action or proceeding against the third party within 90 days after the later of (i) mutual agreement by the parties to bring such action or proceeding, and (ii) initiation of consultation between the parties pursuant to Section 8.6.1(a), then TSRI shall have the right, but not the obligation, to prosecute such infringement on its own behalf. ***.

*** Confidential material redacted and filed separately with the Commission.

8.6.2       Allocation of Recovery. Except as otherwise agreed by the parties in writing as part of a cost-sharing arrangement, any damages, settlements or other recovery obtained as a result of any infringement action pursuant to Section 8.6.1, shall first be used to reimburse the party that brought such action for the costs and expenses incurred by it in such action, and then to reimburse the costs and expenses incurred by the other party in such action. If, after such reimbursement of litigation expenses, any funds remain from such recovery, such funds (the “Remainder”) shall ***.

8.6.3       Defense of Infringements. Each party shall promptly notify the other in writing of any allegation by a third party that the practice of any invention claimed by the Licensed Patent Rights infringes or may infringe the intellectual property rights of such third party, and TSRI and Company shall confer with each other and cooperate during the defense of any such action. Company shall have the first right, but not the obligation, to defend any action or suit against Company, its Affiliate or any Sublicensee alleging infringement of third party intellectual property rights due to Company’s or such Affiliate’s or Sublicensee’s practice of any invention claimed by the Licensed Patent Rights. If Company finds it necessary or desirable for TSRI to become a party to such action, TSRI shall execute all papers as may be reasonably necessary to add TSRI as a party to such action. Company shall bear all costs and expenses associated with any such suit or action. TSRI shall be entitled to, at its expense, participate and have counsel selected by it participate in any such suit or action. In no event shall TSRI have any out-of-pocket liability for costs of litigation or royalties, damages and/or settlement amounts resulting from any action or suit defended by Company (except for fees and expenses of TSRI’s counsel as provided above). If the applicable third party intellectual property right is held not to be infringed, or is held to be unenforceable or invalid, and Company receives any recovery of damages from such third party, such recovery shall be applied first to reimburse all fees and expenses of Company, next to reimburse any fees and expenses of TSRI hereunder, and thereafter Company shall be entitled to keep the balance remaining from any such recovery. For the purpose of clarity, it is acknowledged that this Section 8.6.3 shall in no way limit Company’s indemnification obligations under Section 9.1.

9.                                      Indemnity and Insurance.

9.1                               Indemnity. Company hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees (collectively, “Losses”), with respect to any third party claim, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to: (a) Company’s or any of its Affiliates’ or Sublicensees’ practice of any invention claimed by the Licensed Patent Rights or use of the Know-How; (b) alleged defects or other problems with any Licensed Technology manufactured, sold or distributed, or any Qualified Structure made, used, licensed, sold or transferred, by Company or any of its Affiliates or Sublicensees, or with any Company Product or Partner Product manufactured, sold or distributed by or on behalf of Company or any of its Affiliates, Sublicensees or Partners, including without limitation any personal injuries, death or property damages related thereto; (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Licensed Technology or Know-How, or the generation, use, license, sale or transfer of any Qualified Structure, by or on behalf of Company or any of its Affiliates or Sublicensees, or of any Company Product or Partner Product manufactured, sold or distributed by or on behalf of Company or any of its Affiliates, Sublicensees or Partners; (d) the negligent or willful misconduct of Company or any of its Affiliates, Sublicensees or Partners; (e) any allegations that any Licensed Technology developed, manufactured, sold or distributed, or any Qualified Structure made, used, licensed, sold or transferred, by or on behalf of Company or any of its Affiliates or Sublicensees, any Company Product or Partner Product manufactured, sold or distributed by or on behalf of Company or any of its Affiliates, Sublicensees or Partners, and/or any trademarks, service marks, logos, symbols, slogans, or other materials used in connection with or to market Licensed Technology, Qualified Structures, Company Products or Partner Products, violate or infringe upon the trademarks, service marks, trade secrets, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any third party; and/or (f) Company’s or any of its Affiliates’, Sublicensees’ or Partners’ failure to comply with any applicable laws, rules or regulations in connection with the exercise of its rights or the performance of its obligations under this Agreement. Company’s liability for Losses under this indemnity shall be reduced or apportioned to the extent the applicable third party’s Claims arising out of or relating to the actions referenced above in sub-clauses (a) — (f) are proximately caused by the breach by TSRI of any warranty, representation, covenant or agreement made by TSRI in this Agreement. Company’s obligation to defend such Claims shall apply to any third party allegations or suits against any Indemnitee that arise out of or relate to any of the items described in subparagraphs (a) through (f) above. Company shall not enter into any settlement of such Claims that (i) imposes any obligation on TSRI, (ii) does not unconditionally release TSRI from all liability, or (iii) acknowledges fault by an Indemnitee, without TSRI’s prior written consent. In the event an Indemnitee seeks indemnification

*** Confidential material redacted and filed separately with the Commission.

with respect to a Claim under this Section 9.1, it shall inform Company of such Claim as soon as reasonably practicable after it receives notice of such Claim, shall permit Company to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration, subject to the limitations of the preceding sentence) using counsel selected by Company and reasonably acceptable to TSRI, and shall cooperate as reasonably requested (at the expense of Company) in the defense of the Claim. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. If Company assumes direction and control of defense of the Claim, no Indemnitee shall agree to any settlement of such Claim without the prior written consent of Company. In the event Company fails to assume control of such defense within 15 days after receiving written notice of the Claim from an Indemnitee, such Indemnitee shall have the right, but not the obligation, to defend itself, and in that case, Company shall reimburse Indemnitees for all of their reasonable and documented attorney’s fees, costs and damages incurred in settling or defending such Claims within 30 days after receipt of any invoice therefor from such Indemnitee. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Company to Indemnitees.

***

9.2                               Insurance. Company shall name TSRI and Indemnitees as additional insured parties on any commercial general liability and product liability insurance policies maintained by Company applicable to the Company’s and its Affiliates’ operations using any Licensed Technology, and such policies shall cover claims resulting from not only Company’s and its Affiliates’ actions or omissions but also from all Sublicensees’ and Partners’ actions or omissions.

9.2.1       Beginning at the earlier of the time Company or any of its Affiliates enters into (i) the first agreement with a Partner, or (ii) the first Sublicense agreement with a Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts and on terms consistent with industry standards for similarly situated companies providing drug discovery services or licensing drug discovery tools, but in no case will such insurance be less than $1,000,000 per occurrence and $3,000,000 annual aggregate.

9.2.2       Beginning at the time the first Company Product, or first Partner Product that would bear Partner Product Royalties (without application of the exclusion in Section 4.2(a)), whichever occurs earlier, is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by or on behalf of Company, any of its Affiliates, Sublicensees or Partners, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts and on terms consistent with industry standards for similarly situated pharmaceutical companies commercializing products, but in no case will such insurance be less than $5,000,000 per occurrence and $10,000,000 annual aggregate. During clinical trials involving any Milestone Product, Company shall, at its sole cost and expense, procure and maintain clinical trial liability insurance with coverage of no less than $2,000,000 per occurrence and $4,000,000 annual aggregate.

9.2.3       Company’s commercial general liability insurance under Sections 9.2.1 and/or 9.2.2 (as applicable) shall provide coverage for product liability, personal injury, broad form property damage, advertising injury, premises-operations, products and completed operations, and contractual liability, including Company’s indemnity and other obligations under this Agreement. Company may elect to self insure all or part of the foregoing on commercially reasonable terms, which must be pre-approved by TSRI in writing; however, TSRI shall be obligated to approve such self-insurance if Company has and continues to maintain minimum cash reserves covering such self-insurance or minimum book equity, in either case in the amount of One Hundred Million Dollars ($100,000,000), which Company sufficiently demonstrates to TSRI in writing. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Company’s indemnity or other liability under this Agreement.

9.2.4       In addition, Company waives (and shall ensure that Company’s insurance policy(ies) provide for the insurance carrier’s waiver of) any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss or damage to Company or its property or the property of others under its control. Company’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this paragraph in favor of TSRI and Indemnitees. Company shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Company’s insurance policies shall be primary and not contributory to any insurance carried by its Affiliates, Partners or Sublicensees or by TSRI. Upon TSRI’s request, Company shall deliver to TSRI copies of insurance certificates or binders and such waiver of subrogation evidencing Company’s compliance with this Section 9.2.4. Company shall provide TSRI with written notice at least 15 days prior to the cancellation, non-renewal or material adverse change in such insurance described in Section 9.2.1 or Section 9.2.2, provided that if Company itself becomes aware of any such cancellation, non renewal or material adverse change less than 15 days before such cancellation, non-renewal or material adverse change becomes effective, then Company

*** Confidential material redacted and filed separately with the Commission.

shall provide TSRI with written notice as promptly as practicable after Company becomes aware of same. If Company does not obtain replacement insurance providing comparable coverage within such 15-day period (or within 15 days after becoming aware of such cancellation, non-renewal or material adverse change, as applicable), TSRI shall have the right to terminate this Agreement pursuant to Section 12.3(f).

9.2.5       Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that Company or any of its Affiliates or Sublicensees are using Licensed Technology or Know-How in their business operations, or any Company Product or Partner Product is being commercially distributed or sold by or on behalf of Company or its Affiliate, Sublicensee or Partner; and (b) a reasonable period after the period referred to in Section 9.2.5(a) above, which in no event shall be less than 5 years. For the avoidance of doubt, Company shall not be obligated to maintain its clinical trial insurance policy after such time as no clinical trial of any Company Product, or Partner Product that bears Partner Product Royalties, is being conducted.

9.3          ***

10.          Limited Warranty.

10.1        Limited Warranty. TSRI hereby represents and warrants that, as of the Effective Date:

(a)           it has full right and power to enter into this Agreement;

(b)           this Agreement does not conflict with any other agreement to which TSRI is a party (other than any such license, option or other right that has expired unexercised, or has been waived in writing such that TSRI is free to grant Company the license and rights it purports to grant under this Agreement);

(c)           subject to (i) the rights of the U.S. Government as described in this Agreement, and (ii) any rights that may be held by *** in and to any of the Licensed Patent Rights, to TSRI’s actual knowledge, TSRI is the sole owner of all right, title and interest in and to the Licensed Patent Rights, and TSRI has not granted to any third party any license, option or other rights with respect to the Licensed Patent Rights (other than any such license, option or other right that has expired unexercised, or has been waived in writing such that TSRI is free to grant Company the license and rights it purports to grant under this Agreement). ***;

(d)           TSRI has not filed any patent application claiming any invention described in the Invention Disclosures, other than the patent applications specifically listed in Exhibit A hereto;

(e)           ***

(f)            ***

(g)           ***

Company hereby represents and warrants that, as of the Effective Date, it has full right and power to enter into this Agreement.

10.2        Disclaimer. EXCEPT AS PROVIDED IN SECTION 10.1, TSRI MAKES NO OTHER WARRANTIES CONCERNING LICENSED PATENT RIGHTS, KNOW-HOW OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED TECHNOLOGY, QUALIFIED STRUCTURE, COMPANY PRODUCT, PARTNER PRODUCT OR KNOW-HOW WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS OR KNOW-HOW COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS OR KNOW-HOW ARE SUITABLE FOR COMPANY’S OR ANY OF ITS AFFILIATES’, PARTNERS’ OR SUBLICENSEES’ PURPOSES.

10.3        Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT FOR LIABILITY FOR BREACH BY SUCH PARTY OF ANY OF THE CONFIDENTIALITY PROVISIONS IN SECTION 11 AND EXCEPT FOR COMPANY’S INDEMNITY UNDER SECTION 9.1. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY COMPANY TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11.          Confidentiality and Publication.

11.1        Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of 5 years after expiration or termination of this Agreement, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not later than 10 days before the proposed disclosure or such shorter period of time as may be reasonably practical under the circumstances; (ii) cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure. In addition, a party may disclose Confidential Information of the other party: (A) to its Affiliates and employees, and to Sublicensees, Partners and potential Sublicensees and Partners (in the case of Company), provided, in each case, that any such Affiliate, employee, Sublicensee, Partner, or potential Sublicensee or Partner agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 11; and (B) to other third parties who are investors or potential investors in connection with due diligence or similar investigations or in confidential financing documents, provided that any such third party agrees in writing to be bound by reasonable terms of confidentiality and non-use, and provided, further, that Company shall not disclose any unpatented or unpublished method within the scope of the Licensed Patent Rights or the Know-How unless such investor or potential investor agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those contained in this Section 11. In each of the cases described in clauses (A) and (B) above, the recipient of TSRI’s Confidential Information shall have no further right to disclose or distribute such Confidential Information to any person outside of recipient’s organization.

*** Confidential material redacted and filed separately with the Commission.

11.2        Publications. Company agrees that TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish; provided, however, that TSRI shall, consistent with such policies, use reasonable efforts to identify and protect patentable subject matter disclosed in such publications prior to publication; and provided, further, that the foregoing shall not be construed to grant TSRI the right to publish or otherwise disclose any of Company’s Confidential Information.

11.3        Publicity. Except as otherwise required by any applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Company’s securities may be listed), no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any Sublicense hereunder, or to the performance hereunder or under any such Sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12.          Term and Termination.

12.1        Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the licenses granted hereunder, shall terminate at the latest of such time as (i) no further royalties are due to TSRI hereunder as provided in Section 3.7 hereof, (ii) no further ATI Payments under Section 4.2 are due to TSRI with respect to Partner Product Royalties as provided in Section 4.3.2, or (iii) no further milestone payments under Section 4.1, or ATI Payments under Section 4.2 with respect to Aggregate Technology Income other than Partner Product Royalties, are due to TSRI hereunder as provided in Section 4.3.1.

12.2        Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

12.3        Termination by TSRI. TSRI may terminate this Agreement as follows:

(a)           If Company does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest pursuant to Section 14.2) within 30 days after the date of notice in writing of such non-payment by TSRI;

(b)           As provided in Section 6.2;

(c)           Upon written notice to Company in the event of the filing of bankruptcy by Company, or the appointment of a receiver of any of Company’s assets, or the making by Company of any assignment for the benefit of creditors, or the filing by any third party of any involuntary bankruptcy proceedings against Company that is not dismissed within 60 days;

(d)           If Company is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Technology or Know-How;

(e)           If:

(i)            each of two consecutive TSRI-requested examinations of Company Records by TSRI’s accountant pursuant to Section 7.1 shows an underreporting or underpayment by Company to TSRI of *** (the “Threshold Amount”) or more for any calendar year;

(ii)           each of two consecutive TSRI-requested examinations of a particular Sublicensee’s Sublicensee Records by TSRI’s accountant pursuant to Section 7.1 shows an underreporting or underpayment by such Sublicensee to Company or its Affiliate that resulted in an underreporting or underpayment by Company to TSRI of the Threshold Amount or more for any calendar year;

(iii)          each of two consecutive TSRI-requested examinations of a particular Partner’s Partner Records by TSRI’s and Company’s mutually selected accountant pursuant to Section 7.2 shows an underreporting or underpayment by such Partner to Company or its Affiliate that resulted in an underreporting or underpayment by Company to TSRI of the Threshold Amount or more for any calendar year; or

(iv)          each of four TSRI-requested examinations (whether or not consecutive) of Company Records, Sublicensee Records and/or Partner Records pursuant to Section 7.1 and/or Section 7.2 (as applicable), shows an underreporting or underpayment by Company to TSRI of the Threshold Amount or more for any calendar year; or

(f)            Except as provided in subparagraphs (a) — (e) above, if Company materially breaches any provision of this Agreement and such breach has not been remedied within 45 days after the date of notice in writing of such breach by TSRI;

provided, however, that from and after such time as Company has achieved Benchmarks #2, #3 and #5 on Exhibit D, TSRI shall not have the right to terminate this Agreement as provided in subparagraph (b) above; and, in lieu of such termination right with respect to the circumstances described in said subparagraph (b), TSRI shall have the right to convert the license granted to Company under Section 2.1 to a non-exclusive license. Notwithstanding any such conversion of the Company’s license to non-exclusive, but subject to the conditions set forth in subparagraph (a) of Section 12.6 below, mutatis mutandis, no Sublicense granted by Company or any of its Affiliates to a third party Sublicensee prior to such conversion that is in effect at the time of such conversion shall lose any exclusivity granted to such Sublicensee in the applicable Sublicense agreement, and TSRI’s right to grant licenses under the Licensed Patent Rights and Know-How following such conversion shall be subject to, and limited to the extent of, any such exclusivity.

12.4        Termination by Company. Company may terminate this Agreement by giving 90 days’ advance written notice of termination to TSRI.

12.5        Rights Upon Expiration. Upon expiration (but not earlier termination) of this Agreement, the licenses granted to Company hereunder shall survive on a fully paid, royalty free, irrevocable, perpetual basis. Except as provided in the preceding sentence, neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date, other than the obligation of Company to make any and all reports and payments due under Section(s) 3 and/or 4 with respect to events that occurred prior to such expiration in accordance with Sections 6.3, 6.4, 6.5 and 6.6, and to reimburse Patent Costs accrued prior to expiration in accordance with Section 8.3. Notwithstanding the above, Sections 1, 2.4, 2.5, 2.6, 7, 9.1, 9.2, 10.2, 10.3, 11, 12, 13 and 14 shall also survive the expiration of this Agreement.

12.6        Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement in accordance with Section 12.2, 12.3 or 12.4 (but, for the avoidance of doubt, excluding any conversion of Company’s license under Section 2.1 to non-exclusive as set forth in the last paragraph of Section 12.3) prior to the regularly scheduled expiration date of this Agreement, all licenses granted hereunder shall terminate and revert to TSRI. Each Sublicense granted hereunder that was in effect immediately prior to such termination will survive such termination, with TSRI as the Sublicensee’s direct licensor, provided that:

(a)         such Sublicensee is not the cause of such breach and is not itself in default of its Sublicense or this Agreement;

(b)         such Sublicensee pays to TSRI any and all unpaid amounts (including but not limited to royalties, milestones, ATI Payments and Patent Costs) owed by Company under this Agreement that were past-due at the time of termination within 30 days after receipt of an itemized (by type of payment) written invoice from TSRI. However, TSRI agrees that, if more than one Sublicense survives termination as described herein, then TSRI shall not have the right to recover more than 100% of any particular past-due amount from all such Sublicensees in the aggregate — e.g., if TSRI invoices one Sublicensee for, and such Sublicensee pays, all past-due Patent Costs, no other Sublicensee will be liable to TSRI for any such past-due Patent Costs; and

(c)          as such Sublicensee’s payment obligation with respect to its surviving license to the Licensed Patent Rights and/or Know-How, as applicable, such Sublicensee shall pay directly to TSRI an amount equal to 7.5% of those payment amounts due to Company or its Affiliates under the Sublicense agreement between such Sublicensee and Company or its Affiliate that would, if paid to Company or its Affiliate, constitute Aggregate Technology Income; and

(d)           such Sublicensee delivers to TSRI within 60 days after termination of this Agreement an executed license agreement with TSRI in the form of, and on the terms and conditions set forth in, this Agreement, including, without limitation, payment obligations other than those described in paragraph (c) above (“New License Agreement”), which shall also contain provisions that: (i) such Sublicensee’s surviving Sublicense shall be subordinate to, and comply in all respects with, the applicable provisions of the New License Agreement; (ii) TSRI shall have no liability to such Sublicensee for any actual or alleged breach of such Sublicense agreement by the entity that granted such Sublicensee its Sublicense (i.e., Company or its Affiliate, as applicable); and (iii) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to such Sublicensee as set forth in the New License Agreement; and

(e)           in no event shall TSRI be obliged to accept provisions in the New License Agreement (i) unless such provisions correspond to rights granted by Company or its Affiliate in conformance with this Agreement, and such provisions are not in conflict with the rights, duties and obligations accruing to Company under this Agreement; or (ii) where such provisions are inconsistent with the legal obligations under any other Sublicense agreement granted by Company or its Affiliate, or by applicable federal, state or local statute or regulation.

This Section 12.6 must be included or specifically referenced in a Sublicense agreement in order for the applicable Sublicensee’ s Sublicense to survive termination of this Agreement.

Upon any such termination, Company shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Patent Rights or any Know-How; provided, however, that Company shall not be obligated to provide TSRI with proprietary information which Company can show that it independently developed or with any Confidential Information of Company. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Company to make any and all reports and payments due under Section(s) 3 and/or 4 with respect to events that occurred prior to such termination in accordance with Sections 6.3, 6.4, 6.5 and 6.6, and to reimburse Patent Costs accrued prior to termination in accordance with Section 8.3. Notwithstanding the above, Sections 1, 2.4, 2.5, 2.6, 7, 9.1, 9.2, 10.2, 10.3, 11, 12, 13 and 14 shall also survive the termination of this Agreement.

12.7        Final Payment Report. Upon termination or expiration of this Agreement, Company shall submit a final report to TSRI, and any payments due TSRI and unreimbursed patent expenses invoiced by TSRI shall become immediately payable.

13.          Assignment; Successors.

13.1        Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Company without TSRI’s prior written consent are void, except that: (a) either party may assign this Agreement or rights granted hereunder without the other party’s prior written consent to an Affiliate of the assigning party; and (b) Company may assign this Agreement and its rights and obligations hereunder without TSRI’s consent in connection with the transfer or sale of all or substantially all of Company’s business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that the successor or assignee of Company’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Company and such written assumption shall be delivered to TSRI concurrently with the consummation of such transfer or assignment, and provided that Company sufficiently demonstrates to TSRI that the third party successor’s or assignee’s cash on hand and other assets are at least as great as those of Company at the time of such assignment.

13.2        Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Company. Any such successor or assignee of Company’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Company and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

14.          General Provisions.

14.1        Independent Contractors. The relationship between TSRI and Company is that of independent contractors. TSRI and Company are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Company shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2        Late Payments. Late payments of any and all payments due hereunder shall be subject to a charge of one percent (1%) per month, or, if lower, the maximum legally permissible interest rate.

14.3        Governmental Approvals and Marketing. As between the parties, Company shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of Licensed Technology, Qualified Structures and Know-How, at Company’s expense. Company shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Technology, Qualified Structures and Know-How.

14.4        Patent Marking. To the extent required by applicable law, Company shall mark all tangible items embodying Licensed Technology or their containers in accordance with the applicable patent marking laws.

14.5        No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the marketing, advertising, promotion, or, subject to Section 14.4, the distribution or sale, of Licensed Technology, Qualified Structures or Know-How is expressly prohibited.

14.6        U.S. Manufacture. To the extent required, Company agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7        Foreign Registration. Company agrees to register this Agreement with any foreign governmental agency which requires such registration, and Company shall pay all costs and legal fees in connection therewith. In addition, Company shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Technology are fully satisfied.

14.8        Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be referred to the Chief Executive Officer of Company and a designated official of TSRI with authority to resolve such dispute, for resolution. Such individuals shall meet to discuss such controversy or claim within 20 days after the request of either party and shall work in good faith to resolve such controversy or claim within 30 days thereafter. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute prior to the end of such 30-day period, then, upon the written request of either party to the other party, the dispute shall be shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below; provided, however, that any Challenge and any controversy or claim relating solely to the construction of the claims of the Licensed Patent Rights or the infringement of the Licensed Patent Rights shall be determined solely by a court or other government body of competent jurisdiction. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.8.1     Location. The location of the arbitration shall be in the County of San Diego. TSRI and Company hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the parties and located in San Diego County, California for any claim or controversy arising under this Agreement (excluding any Challenges), and waive any right to contest or otherwise object to such jurisdiction or venue. TSRI and Company further irrevocably submit to the exclusive jurisdiction and venue of the federal courts located in San Diego County for any Challenges (other than Challenges which are subject to the exclusive jurisdiction of the U.S. Patent and Trademark Office and/or Board of Patent Appeals and Interferences) with respect to any U.S. Licensed Patent Rights and any controversy or claim relating solely to the construction of the claims of any U.S. Licensed Patent Rights or the infringement of any U.S. Licensed Patent Rights, and waive any right to contest or otherwise object to such jurisdiction or venue.

14.8.2     Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least 10 years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Company and TSRI. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next 10 days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.8.3     Discovery. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

14.8.4     Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.8.5     Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, subject to the limitations of liability set forth in Section 10.3. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm.

14.8.6     Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.8.7     Confidentiality. Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, a party may make such disclosures as are required by applicable securities laws or rules or, if such party is publicly traded, regulations of any stock exchange upon which securities are traded or listed, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

14.9        Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, between the parties regarding the subject matter hereof, including, without limitation, the Option Agreement, which shall be of no further force or effect, but excluding, in any event, the S1P Agreement and any stock issuance agreement entered into pursuant thereto. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.10      California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles thereof.

14.11      Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.12      Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.13      No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.14      Name. Whenever there has been an assignment by Company as permitted by this Agreement, the term “Company” as used in this Agreement shall also include and refer to, if appropriate, such assignee (to the extent of such assignment).

14.15      Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile machine, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 Attention: Vice President, Business Development Fax No.: (858) 784 9910

with a copy to:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-8 La Jolla, California 92037 Attention: Chief Business Counsel Fax No.: (858) 784 9399

For Company:	Receptos, Inc. 10835 Road to the Cure, Suite 205 San Diego, CA 92121 Attention: Chief Executive Officer Fax No.: (858) 587-2659

Notices shall be deemed delivered upon the earlier of (a) when received; (b) 3 days after deposit into the U.S. mail; (c) the date notice is sent via telefax, telex or cable; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.16      Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Company to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		COMPANY:

THE SCRIPPS RESEARCH INSTITUTE		RECEPTOS, INC.

By:	/s/ W. Mark Crowell	By:	/s/ W H Rastetter
Name:	W. Mark Crowell	Name:	W H Rastetter
Title:	VP, Business Development	Title:	CEO
Date:	18 June 2009	Date:	June 15, 2009

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT A

LICENSED PATENT RIGHTS

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EXHIBIT B

COMPANY’S STOCK ISSUANCE AGREEMENT

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT C

COMPANY’S COMMERCIAL DEVELOPMENT PLAN

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*** Confidential material redacted and filed separately with the Commission.

EXHIBIT D

BENCHMARKS

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*** Confidential material redacted and filed separately with the Commission.

EXHIBIT E

KNOW-HOW

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